Exhibit 17(d)

AMENDMENT NO. 2

TO THE TRANSFER AGENCY AND SERVICE AGREEMENT

among

EACH OF THE BLACKROCK CLOSED-END INVESTMENT COMPANIES

LISTED HEREIN ON EXHIBIT C

and

COMPUTERSHARE INC.

and

COMPUTERSHARE TRUST COMPANY, N.A.

This Amendment No. 2 (“Amendment”), dated as of December 1, 2009 (“Effective Date”), is by and between each of the Blackrock Closed-End Investment Companies listed on Exhibit C attached hereto, having a principal place of business at 100 Bellevue Parkway, Wilmington, Delaware 19809 (each the “Customer”), and Computershare Inc. (formerly known as Computershare Shareholder Services, Inc.), a Delaware corporation, and Computershare Trust Company, N.A., a federally chartered trust company (collectively, the “Transfer Agent” or individually, “Computershare” and “Trust Company”, respectively).

WHEREAS, the Customer and the Transfer Agent are parties to a Transfer Agency and Service Agreement dated December 1, 2006, as amended, and currently in effect (“Agreement”); and

WHEREAS, the Customer and Computershare now desire to amend the Agreement;

NOW THEREFORE, in consideration of the premises and mutual agreements set forth herein, the parties hereby agree as follows:

1. Amendment to Section 3.4. Section 3.4 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Unclaimed Property and Lost Shareholders. The Transfer Agent shall report unclaimed property to each state in compliance with applicable law and shall comply with Rule 17 Ad-17 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for lost Shareholders.”

2. Amendment to Section 4.1. Section 4.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Declaration of Dividends. Upon receipt of a written notice from the President, any Vice President, Secretary, Assistant Secretary, Treasurer, Assistant Treasurer or Chief Financial Officer of Customer declaring the payment of a dividend, Transfer Agent shall disburse such dividend payments provided that in advance of such payment, Customer furnishes Transfer Agent with sufficient funds. The payment of such funds to Transfer Agent for the purpose of being available for the payment of dividend checks from time to time is not intended by Customer to confer any rights in such funds on Fund Shareholders whether in trust or in contract or otherwise.”

3. Amendment to Section 5.1. Section 5.1 of the Agreement is deleted and replaced with the following:

“5.1 Fee and Service Schedules. The Company agrees to pay the Transfer Agent the fees and out- of-pocket expenses for Services performed pursuant to this Agreement as set forth in the Fee and Service Schedule, for the Initial Term (as defined below) of the Agreement. No later than sixty (60) days before the expiration of the Initial Term or a Renewal Term (as defined below) whichever is applicable, the parties to this Agreement will use good faith efforts to agree upon a Fee Schedule for the upcoming Renewal Term.”

4.	Amendment to Section 5.2. Section 5.2 of the Agreement is hereby deleted in its entirety.

5.	Amendment to Section 5.8(b). Section 5.8(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

“The failure by Customer to pay an invoice within 45 days after written and telephonic notice to Customer that payment is overdue or the failure by the Customer to timely pay two consecutive invoices shall constitute a material breach pursuant to Section 13.4(a) below. Transfer Agent will provide notice by writing and telephone forty-five (45) days after payment is past due. The Transfer Agent may terminate this Agreement for such material breach immediately and shall not be obligated to provide the Customer with 30 days to cure such breach.”

6.	Amendment to Section 5.9. Section 5.9 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Services Required by Legislation. Services required by legislation or regulatory mandate that become effective after the effective date of this Agreement shall not be part of the standard services, and shall be billed by appraisal. Transfer Agent shall provide advance notice of fees for services required by legislation or regulatory fiat. Transfer Agent fees shall be reasonable and shall comply with industry standards.”

7.	Amendment to Section 5.11. Section 5.11 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Bank Accounts. The Customer acknowledges that Computershare Inc., as dividend disbursing agent and processor of all payments under this Agreement, may receive float benefits and/or investment earnings in connection with maintaining certain bank accounts required to provide Services under this Agreement (e.g., dividend disbursing accounts).”

8.	Amendment to Section 8.1. Section 8.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Standard of Care. The Transfer Agent shall at all times act in good faith and agrees to use its best efforts within reasonable time limits to insure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage unless said loss or damage is caused by its negligence, bad faith or willful misconduct or that of its employees as set forth or the breach of any representation or warranty of the Transfer Agent hereunder and subject to the limitations set forth in Section 8.4 below.”

9.	A’mendment to Section 8.4. Section 8.4 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Transfer Agent Indemnification/Limitation of Liability. Transfer Agent shall be responsible for and shall indemnify and hold the Customer harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to Transfer Agent’s refusal or failure to comply with the terms of this Agreement, or which arise out of Transfer Agent’s bad faith, negligence or willful misconduct or which arise out of the breach of any representation or warranty of Transfer Agent hereunder, for which Transfer Agent is not entitled to indemnification under this Agreement; provided, however, that Transfer Agent’s aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection with this Agreement, or as a result of any Services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the following amounts: (a) amounts paid hereunder by the Customer to Transfer Agent as fees and charges, but not including reimbursable expenses, during the thirty-six (36) calendar months immediately preceding the event for which recovery from the Transfer Agent is being sought which arises out of the Transfer Agent’s negligence, and (b) amounts paid hereunder by the Customer to Transfer Agent as fees and charges, but not including reimbursable expenses, during the sixty (60) calendar months immediately preceding the event for which recovery is being sought which arises out of the Transfer Agent’s gross negligence. For the avoidance of doubt, the Transfer Agent’s aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection with this Agreement, or as a result of any Services provided or omitted to be provided under this Agreement, whether in contracts, or in tort, or otherwise, which arises out of the Transfer Agent’s bad faith of willful misconduct shall not be subject to the foregoing limitations.”

10.	Amendment to Section 10.1. Section 10.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Whenever in the performance of its duties hereunder the Transfer Agent shall deem it necessary or desirable that any fact or matter be proved or established prior to taking or suffering any action hereunder, such fact or matter may be deemed to be conclusively proved and established by a certificate signed by the Chairman of the Board, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary, any Assistant Secretary or Chief Financial Officer of the Customer and delivered to the Transfer Agent. Such certificate shall be full authorization to the Transfer Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate provided the action taken is without negligence, bad faith or willful misconduct.”

11.	Amendment to Section 10.3. Section 10.3 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Transfer Agent, any of its affiliates or subsidiaries, and any stockholder, director, officer or employee of the Transfer Agent may buy, sell or deal in the securities of the Customer or become pecuniary interested in any transaction in which the Customer may be interested, or contract with or lend money to the Customer or otherwise act as fully and freely as though it were not appointed as agent under this Agreement. Nothing herein shall preclude the Transfer Agent from acting in any other capacity for the Customer or for any other legal entity.”

12.	Amendment to Section 11.4. Section 11.4 of the Agreement is hereby deleted in its entirety.

13.	Amendment to Section 12. Section 12 of the Agreement is hereby amended as follows:

(a)	Section 12.2 is amended to delete the definition of “Non-public personal information” in its entirety and replaced with the following:

“Non-public personal information” about a Shareholder shall mean (i) personally identifiable financial information; (ii) any list, description, or other grouping of consumers that is derived from using any personally identifiable information that is not publicly available, and (iii) any other information that the Transfer Agent is prohibited from using or disclosing pursuant to Regulation S-P under Section 504 of the Gramm Leach Bliley Act or applicable state law.”

(b)	Section 12.3 is deleted in its entirety and replaced with the following:

“Request for Records. In the event that any requests or demands are made for the inspection of Shareholder records, other than requests for records of Shareholder pursuant to standard subpoenas from state or federal government authorities (e.g., in divorce or criminal actions), the Transfer Agent will use commercially reasonable efforts to notify the Customer and to secure instructions from an authorized officer of the Customer as to such inspection, unless such notification is otherwise prohibited by law or court order. The Transfer Agent expressly reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by counsel that it may be held liable for the failure to exhibit the Shareholder records to such person or if required by law or court order.”

(c)	A new Section 12.4 is inserted, as follows:

“Unauthorized Disclosure. As may be required by law and without limiting any party’s rights in respect of a breach of this Section 12, each party will promptly:

(a)	notify the other party in writing of any unauthorized possession, use or disclosure of the other party’s confidential information by any person or entity that may become known to such party;

(b)	furnish to the other party full details of the unauthorized possession, use or disclosure; and

(c)	use commercially reasonable efforts to prevent a recurrence of any such unauthorized possession, use or disclosure of Confidential Information.”

14.	Amendment to Section 13.1. Section 13.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Term. The initial term of this Agreement (the “Initial Term”) shall be three (3) years from the date first stated above unless terminated pursuant to the provisions of this Section 13. Unless a terminating party gives written notice to the other party sixty (60) days before the expiration of the Initial Term or Renewal Term (as herein defined), this Agreement will renew automatically from year to year (“Renewal Term”). Sixty (60) days before the expiration of the Initial Term or a Renewal Term, the parties to this Agreement will use good faith efforts to agree upon a Fee Schedule for the upcoming Renewal Term.”

15.	Amendment to Section 13.2. Section 13.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

“13.2 Early Termination. Notwithstanding anything contained in this Agreement to the contrary, should Customer desire to move any of its services provided by the Transfer Agent hereunder to a successor service provider prior to the expiration of the then current Initial Term or Renewal Term, or does not provide notice of termination within the time period referenced in Section 13.1, the Transfer Agent shall make a good faith effort to facilitate the conversion on such prior date, however, there can be no guarantee that the Transfer Agent will be able to facilitate a conversion of services on such prior date. In connection with the foregoing, should services be converted to a successor service provider,or if the Customer is fully liquidated other than a liquidation of a

Customer which is a term trust at its scheduled liquidation time, or its assets merged or purchased or the like with another entity which does not utilize the services of the Transfer Agent, all reasonable out-of-pocket expenses or costs associated with the movement of records and material will be borne by the Customer.”

16.	Amendment to Section 13.3. Section 13.3 of the Agreement is hereby deleted in its entirety and replaced with the following:

“13.3 Termination Costs and Expenses. In the event of the expiration or termination of this Agreement by the Company, or by the Transfer Agent in the event that the Transfer Agent terminates pursuant to Section 13.4(a) below due to the Company’s material breach, the Company agrees to pay all costs and out of pocket expenses associated with the movement of records and materials to the Company or the successor agent, including costs such as, but not limited to data files and reports, at the then set fee, and any out of pocket expenses incurred, including but not limited to freight. In the event that Company terminates pursuant to Section 13.4(a) below due to Transfer Agent’s material breach or the Transfer Agent terminates the Agreement for reasons other than pursuant to Section 13.4(a), the Transfer Agent agrees to pay all its costs and out of pocket expenses associated with the movement of records to a successor agent.”

17.	Amendment to Section 14. Sections 14.1 and 14.2 of the Agreement is hereby deleted in their entirety, respectively, and replaced with the following:

“14.1 Affiliates. The Transfer Agent may, without further consent of the Customer, assign its rights and obligations hereunto to any affiliated and registered transfer agent under Section 17Ac2-1 promulgated under the Securities Exchange Act of 1934, as amended. The Transfer Agent will not assign its rights and obligations to any other person without the Customer’s prior written consent.

14.2 Sub-contractors. Transfer Agent may, without further consent on the part of Customer, subcontract with (a) any affiliates, or (b) unaffiliated subcontractors for such services as may be required from time to time (e.g. lost shareholder searches, escheatment, telephone and mailing services); provided, however, that Transfer Agent shall be as fully responsible to Company for the acts and omissions of any subcontractor as it is for its own acts and omissions.”

18.	Amendment to Section 16.1. Section 16.1 of the Agreement is hereby amended as follows:

(a)	The Customer’s notice information is deleted in its entirety and replaced with the following:

“c/o BlackRock Advisors, LLC

100 Bellevue Parkway

Wilmington, Delaware 19809

Attn: General Counsel”

(b)	Transfer Agent’s notice information is deleted in its entirety and replaced it with the following:

“Computershare Trust Company, N. A.

250 Royall Street

Canton, MA 02021

Attn: General Counsel”

19.	Amendment to Section 16.3. Section 16.3 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Amendments. This Amendment may be amended or modified by a written amendment executed by both parties hereto and, to the extent required by Customer, authorized or approved by a resolution of the Board of Directors of the Customer.”

20.	Amendment to Section 16.6. Section 16.6 of the Agreement is hereby deleted in its entirety and replaced with the following:

‘’Force Majeure. Notwithstanding anything to the contrary contained herein, Transfer Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.”

21. Limited Effect. Except as expressly modified herein, the Agreement shall continue to be and shall remain, in full force and effect and the valid and binding obligation of the parties thereto in accordance with its terms.

22. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers, hereunto duly agreed and authorized, as of the Effective Date.

Computershare Inc.		BlackRock Advisors, LLC
Computershare Trust Company, N.A.

On Behalf of Both Entities :		On behalf of the BlackRock Closed-End Investment Companies Listed on Exhibit C

By:	/s/ Martin J. McHale	By:	/s/ Brenda Sklar
Name:	Martin J. McHale	Name:	Brenda Sklar
Title:	President, U.S. Equity Services	Title:	Managing Director

EXHIBIT C

BlackRock Insured Municipal Income Investment Trust
BlackRock Municipal Income Investment Trust
BlackRock Municipal Bond Trust
BlackRock Municipal Income Trust
BlackRock Florida Municipal 2020 Term Trust
BlackRock New York Municipal Income Trust II
BlackRock California Municipal Income Trust
BlackRock Floating Rate Income Trust
BlackRock Strategic Bond Trust
BlackRock Core Bond Trust
BlackRock Defined Opportunity Credit Trust
BlackRock Virginia Municipal Bond Trust
BlackRock High Yield Trust
BlackRock Municipal Bond Investment Trust
BlackRock California Municipal 2018 Term Trust
BlackRock Municipal 2020 Term Trust
BlackRock Investment Quality Municipal Trust Inc.
BlackRock Income Trust Inc.
BlackRock Municipal Income Trust II
BlackRock New York Municipal 2018 Term Trust
BlackRock New Jersey Municipal Bond Trust
BlackRock Limited Duration Income Trust
BlackRock Insured Municipal Term Trust Inc.
BlackRock Income Opportunity Trust Inc.
BlackRock New Jersey Municipal Income Trust
BlackRock New York Municipal Income Trust
BlackRock Municipal 2018 Term Trust
BlackRock Credit Allocation Income Trust III
BlackRock Pennsylvania Strategic Municipal Trust
BlackRock New York Municipal Bond Trust
BlackRock Strategic Municipal Trust
BlackRock New York Insured Municipal Income Trust
BlackRock Long-Term Municipal Advantage Trust
BlackRock Credit Allocation Income Trust IV
BlackRock Insured Municipal Income Trust
BlackRock Maryland Municipal Bond Trust
BlackRock Corporate High Yield Fund Inc.
BlackRock Corporate High Yield Fund III Inc.
BlackRock Diversified Income Strategies Fund Inc.
BlackRock Floating Rate Income Strategies Fund Inc.

BlackRock Floating Rate Income Strategies Fund II
BlackRock High Income Shares
BlackRock Corporate High Yield Fund VI Inc.
BlackRock Corporate High Yield Fund V Inc.
BlackRock Muniyield California Insured Fund Inc.
BlackRock Munienhanced Fund Inc.
BlackRock Muni New York Intermediate Duration Fund
BlackRock Muniyield Pennsylvania Insured Fund
BlackRock Muniyield Quality Fund Inc.
BlackRock Muniholdings Insured Fund II Inc.
BlackRock Muni Intermediate Duration Fund Inc.
BlackRock Muniyield Insured Fund Inc.
BlackRock Credit Allocation Income Trust I, Inc.
BlackRock Credit Allocation Income Trust II, Inc.
BlackRock California Investment Quality Muni Trust
BlackRock Investment Quality Muni Income Trust
BlackRock New Jersey Investment Quality Muni Trust
BlackRock New York Investment Quality Muni Trust